Exhibit 23.03

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of OGE Energy Corp. and Oklahoma Gas and Electric Company of our report dated February 24, 2021 relating to the financial statements of Enable Midstream Partners, LP, appearing in the Annual Report on Form 10-K of OGE Energy Corp. for the year ended December 31, 2020. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

Oklahoma City, Oklahoma
May 6, 2021